Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

PLUS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares, par value $0.001 per share(1)	Rule 457(c) and 457(h)	1,266,667(2)	$1.35(3)	$1,710,000.45	0.00014760	$252.40

	Total Offering Amounts					$1,710,000.45		$252.40

	Total Fee Offsets							—

	Net Fee Due							$252.40

(1)

This Registration Statement on Form S-8 (the “Registration Statement”) registers the issuance of 1,266,667 shares of Common Stock, par value $0.001 (“Common Stock”), of Plus Therapeutics, Inc. (“Company”) under the Fourth Amended and Restated Plus Therapeutics, Inc. 2020 Stock Incentive Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are calculated using the average of the high and low prices per share for the Company Common Stock trading on the Nasdaq Capital Market on August 22, 2024, which date is within five business days prior to filing this Registration Statement.